         Steve Russell, Chairman,                                   Exhibit 99.1
         Paul Will, CFO
         Celadon Group, Inc.
         One Celadon Drive
         Indianapolis, IN 46235-4207
         317-972-7000


In Chicago:
Karl Plath or Brien Gately
847-296-4200


                 CELADON GROUP REPORTS SEPTEMBER QUARTER RESULTS


INDIANAPOLIS, IN - OCTOBER 26, 2003- Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three months ended September 30, 2003, the first fiscal quarter of the Company's fiscal year ending June 30, 2004.

For the quarter, operating revenue increased two percent, to $95.7 million from $93.6 million for the same quarter last year. Commenting on the revenue growth, Chairman and CEO Steve Russell stated: "During the quarter, we made major strides in our efforts to enhance revenue quality by diversifying our customer base while increasing our revenue yield through rate increases and lane flow decisions. Disciplined execution of our plan by our operations activity contributed to progress in nearly every measure. Average revenue per tractor per week, our main measure of productivity, increased two percent, to $2,634 from $2,587 in the prior year. Average revenue per loaded mile (excluding fuel surcharges) increased over four cents per mile to $1.292. Non-revenue miles as a percentage of total miles decreased to 7.7% from 8.2%. Average revenue per total mile increased 3.9% to $1.193. In addition, we reduced our concentration of automotive freight and most specifically our largest customer to approximately 10% of revenue. Although average miles per tractor decreased two percent, momentum was favorable, as September average miles per tractor were up two percent versus the prior year, the first year-over-year increase in over a year.

The acquisition of certain assets of Highway Express in August 2003, contributed to our efforts as the revenue helped offset planned reductions in automotive freight, filled several backhaul areas, and further diversified our customer base. The integration of Highway is nearly complete and we expect further benefits as the operations are reflected in our results for full quarters going forward."

Earnings for the first fiscal quarter of both years were impacted by items that the Company believes are unusual. During the most recent quarter, the Company arranged for the acquisition of new 53-foot trailers to replace the remaining approximately 1,600 48-foot trailers remaining in its fleet. Because of low values for 48-foot trailers, the Company recognized a non-cash, after-tax impairment charge of $6.9 million. During the same quarter of the prior year, the Company had recognized an approximately $550,000 after-tax charge in connection with refinancing outstanding debt. In order to afford a comparison of operating results excluding unusual items, the

Company is reporting earnings both including and excluding the charges.

For the quarter, net income, excluding the impairment charge, was $1.3 million, or 17 cents per diluted share, compared with net income of $1.4 million, or 18 cents per share, before the refinancing charge in the prior year's quarter. Net loss, including the impairment charge, was $5.5 million, or 72 cents per diluted share, compared with net income of $0.9 million, or 11 cents per diluted share, in the prior year's quarter. Shares outstanding in the quarter were 7.7 million compared to 8.1 million shares in the prior year's quarter. Increases in insurance expense and equipment costs offset the increase in revenue. The earnings impact of Highway Express during the quarter was negative as implementation costs offset the impact of the added business. As previously indicated, the Highway Express operation is expected to be accretive in its first full quarter of operations.

TruckersB2B generated operating income of $0.4 million in the first quarter compared with $0.3 million in the prior year's comparable period. TruckersB2B revenue was $2.5 million in the September 2003 quarter up from $1.9 million in the prior year's comparable period. Revenue reflects fees and rebates only, not the value of the goods and services related to these transactions.

Mr. Russell commented on the trailer replacement program and impairment charge:
"As previously discussed on the June 2003 earnings conference call, the Company has been planning to replace the remaining 48-foot trailers in its fleet with higher-capacity 53-foot trailers. Trailer length has become more important to the Company as we continue to shift away from automotive freight and into consumer non-durables and retail segments of the market, which are volume rather than weight sensitive. Continuing to operate the 48-foot trailers was leading to declining trailer utilization because of decreased customer acceptance. Although we regret the charge, it was necessary because the decrease nationally in demand for 48-foot trailers has caused market values to fall significantly below both historical levels and the carrying values on our financial statements."

Mr. Russell continued, "We believe the combination of success in changing our freight mix, a favorable new trailer market, and a stronger balance sheet resulting from paying down over $23 million in balance sheet debt over the past year after funding $11 million for the Highway acquisition, made this the right time to upgrade our fleet. We expect the new trailers to lower our overall fleet age and maintenance costs. We also expect a uniform fleet of 53-foot trailers to offer marketing benefits with many customers and the opportunity for operational improvements from simplified trailer pool and dispatch planning for our operations personnel. In addition, we expect a uniform fleet to allow us to operate with a lower trailer to tractor ratio. We believe these benefits will more than offset the increase in annual trailer costs attributable to the change in purchase prices and residual values. We anticipate that the replacement of the 48-foot trailers will be completed within the next twelve months."

CONFERENCE CALL INFORMATION

An investor conference call is scheduled for Monday, October 27, at 10:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (201) 689-8359 at least five minutes prior to the start time. Otherwise, you may listen to the call via website: http://www.viavid.net/detailpage.aspx?sid=000017BE

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis, that operates in the U.S., Canada and Mexico. Celadon is also the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 15,000 member fleets. Please visit the company's websites at: www.celadongroup.com and www.truckersb2b.com.

The discussion set forth above as well as oral statements made by officers of the company relating thereto, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such comments are based upon information currently available to management and management's perception thereof as of the date of this press release. Actual results of the company's operations could materially differ from those forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, potential adverse affects of regulation; changes in competition and the effects of such changes; increased competition; change in fuel prices; changes in economic, political or regulatory environments; changes in the availability of a stable labor force; ability of the company to hire drivers meeting company standards; changes in management strategies; environmental or tax matters; and risks described from time to time in reports filed by the company with the Securities and Exchange Commission. Readers should take these factors into account in evaluating any such forward-looking statements.


                                - tables follow -

                           Consolidated Balance Sheets
                             (Dollars in thousands)

                                                                             SEPTEMBER 30,       JUNE 30,
                                                                                 2003              2003
                                                                             ------------      ------------
     ASSETS                                                                  (UNAUDITED)

Current assets:
    Cash and cash equivalents ..........................................     $        863      $      1,088
    Trade receivables, net of allowance for doubtful accounts of
        $1,201 and $1,065 in 2004 and 2003, respectively ...............           48,257            44,182
    Drivers advances and other receivables .............................            4,040             3,432
    Prepaid expenses and other current assets ..........................            8,417             7,101
    Tires in service ...................................................            4,125             4,714
    Income tax receivable ..............................................              160                --
    Deferred income taxes ..............................................            5,248             2,296
                                                                             ------------      ------------
        Total current assets ...........................................           71,110            62,813
Property and equipment, at cost ........................................          118,393           129,319
    Less accumulated depreciation and amortization .....................           43,947            52,352
                                                                             ------------      ------------
        Net property and equipment .....................................           74,446            76,967
Tires in service .......................................................            2,403             2,207
Goodwill ...............................................................           16,702            16,702
Other assets ...........................................................            4,119             3,384
                                                                             ------------      ------------
        Total assets ...................................................     $    168,780      $    162,073
                                                                             ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable ...................................................     $      6,673      $      4,204
    Accrued salaries and benefits ......................................            7,272             6,748
    Accrued insurance and claims .......................................            5,168             5,163
    Accrued owner-operator expense .....................................            3,137             2,728
    Accrued fuel expense ...............................................            3,148             3,138
    Other accrued expenses .............................................           11,795            11,074
    Current maturities of long-term debt ...............................            8,217             6,156
    Current maturities of capital lease obligations ....................           13,227            14,960
    Income tax payable .................................................               --               299
                                                                             ------------      ------------
        Total current liabilities ......................................           58,637            54,470
Long-term debt, net of current maturities ..............................           35,036            26,406
Capital lease obligations, net of current maturities ...................           11,032            13,272
Deferred income taxes ..................................................           12,438            10,648
Minority interest ......................................................               25                25
Stockholders' equity:
    Preferred stock, $1.00 par value, authorized 179,985 shares; no
        shares issued and outstanding ..................................               --                --
    Common stock, $0.033 par value, authorized 12,000,000 shares
        issued 7,789,764 shares in 2004 and 2003 .......................              257               257
    Additional paid-in capital .........................................           60,121            60,092
    Retained deficit ...................................................           (6,301)             (761)
    Accumulated other comprehensive loss ...............................           (2,139)           (1,947)
    Treasury stock, at cost, 80,370 shares and 96,001 shares at
        September 30, 2003, and June 30, 2003, respectively ............             (326)             (389)
                                                                             ------------      ------------
        Total stockholders' equity .....................................           51,612            57,252
                                                                             ------------      ------------
        Total liabilities and stockholders' equity .....................     $    168,780      $    162,073
                                                                             ============      ============

                            Key Operating Statistics

                                                    For the three months ended        For the three months ended
                                                          September 30,                     September 30,
                                                              2003                               2002
                                                    --------------------------        --------------------------
Operating Statistics (U.S./Canada Truckload)
     Average revenue per loaded mile(*) ..........             $1.292                            $1.251
     Average revenue per total mile(*) ...........             $1.193                            $1.148
     Avg. revenue per tractor per week (*) .......             $2,634                            $2,587
     Average miles per tractor per week ..........              2,207                             2,253
     Average tractors ............................              2,228                             2,179
     Tractors at end of period (**) ..............              2,695                             2,668
     Trailers at end of period (**) ..............              7,624                             7,041

     *   EXCLUDES FUEL SURCHARGE

     **  TOTAL COMPANY FLEET

                         CONSOLIDATED INCOME STATEMENTS
                (Dollars in thousands, except per share amounts)

                                                                         FOR THE THREE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                           2003              2002
                                                                       ------------      ------------

Operating revenue ................................................     $     95,651      $     93,560

Operating expenses:
     Salaries, wages and employee benefits .......................           29,831            28,478
     Fuel ........................................................           12,414            10,687
     Operations and maintenance ..................................            8,183             7,964
     Insurance and claims ........................................            3,922             3,469
     Depreciation, amortization and impairment charge (1) ........           13,611             3,534
     Revenue equipment rentals ...................................            6,811             5,902
     Purchased transportation ....................................           19,694            22,938
     Cost of products and services sold ..........................            1,655             1,237
     Professional and consulting fees ............................              528               550
     Communications and utilities ................................            1,035             1,063
     Operating taxes and licenses ................................            2,101             1,939
     General and other operating .................................            1,776             1,863
                                                                       ------------      ------------
         Total operating expenses ................................          101,561            89,624
                                                                       ------------      ------------
Operating income (loss) ..........................................           (5,910)            3,936
                                                                       ------------      ------------

Other (income) expense:
     Interest income .............................................              (16)              (24)
     Interest expense(2) .........................................            1,135             2,480
     Other (income) expense, net .................................               37               (40)
                                                                       ------------      ------------
Income (loss) before income taxes ................................           (7,066)            1,520
Income tax expense (benefit) .....................................           (1,526)              629
                                                                       ------------      ------------
     Net income (loss) ...........................................     $     (5,540)     $        891
                                                                       ============      ============

Earnings (loss) per common share:
     Diluted earnings (loss) per share ...........................     $      (0.72)     $       0.11
     Basic earnings (loss) per share .............................     $      (0.72)     $       0.12
Average shares outstanding:
     Diluted .....................................................            7,705             8,068
     Basic .......................................................            7,705             7,680

1) Includes a $9.8 million pre-tax impairment charge on trailers in the three months ended September 30, 2003.

2) Includes a $914 thousand pre-tax write-off of unamortized loan origination costs for refinancing the Company's line of credit in the three months ended September 30, 2002.